Exhibit 10.7

Lemonade, Inc.
August 26, 2018

Jorge Espinel

Dear Jorge

I am thrilled to offer to you an employment with Lemonade, Inc. (the “Company”), a Delaware corporation, as Chief Business Development Officer commencing October 1 2018, or such later date as shall be agreed upon between us following your acceptance of this offer. Your duties will include overseeing of our partnerships and corporate development activities on a worldwide basis, and contributing more broadly as a member of the Company’s executive team.

Additionally, you will have such duties and responsibilities as may be determined between us from time to time. At all times during your tenure, you will be reporting directly to me. As a member of the executive team, you will be invited to attend sessions of our board, other than sessions the board holds without executives present.

Your initial base annual salary will be $300,000 inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, payable in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. In addition, you will be entitled to the following additional compensation:

I will recommend to the board, at its first meeting following your start date, to issue 350,000 options, subject to the in-effect 409a strike price and our standard vesting schedule (one year cliff, followed by quarterly vesting). However, we will add the following special provisions: (i) if the Company terminates your employment, for reasons other than for cause, during your first two years of employment, and if at such time the company hasn’t had in place for at least six months a nationwide license (i.e., insurance department clearances in all 50 states), then you shall be entitled to accelerated vesting to bring your total vested options to 175,000; (ii) your option agreement will include the acceleration right included in Section 9.2 of the Company’s share option plan (the “Plan”); and (iii) your option agreement will include a provision that extends the post-employment period during which you can exercise vested options until the date which is six months following the time you are able to sell the shares to be issued upon exercise of your vested options on an established stock exchange or in a national market system, but in no event beyond the date when the 10-year term of your options expires.

Additionally, I will ask the board to issue you an additional 50k options at the first board meeting after your first anniversary with the company, and at each of the successive two anniversaries. Such options will be subject to the standard 4-year vesting starting on the date they’re issued, will include the special terms noted above, and will be priced per the then in effect 409a.

I recognize that you will be accepting reduced cash compensation to join the Company and, therefore, that the option grants are a key inducement. This it to assure you that the compensation committee of the board that administers the Plan has recommended to the board that it approve the initial grant and that the board is expected to do so no more than one month following your start date. This also confirms that, in connection with such initial grant, there is not expected to be any change in the 409a pricing from the pricing currently in effect.

You will be entitled to 20 days of paid vacation days during each calendar year, prorated for partial years of employment, subject to any and all accrual caps imposed by the Company’s standard policies, as in effect from time to time.

The Company will pay or reimburse you for all pre-approved reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company in accordance with such procedures and policies as the Company may establish from time to time; provided, however, that regardless whether its standard policy differs, you will be entitled to business class travel on international flights.

You will be entitled to participate in the Company’s medical insurance plan in effect from time to time; provided, that the Company’s participation in the premium cost shall not exceed $900 per month (employee only), $1,200 per month (employee + spouse/child(ren)), or $1,575 (employee + family) per month, with any excess cost to be paid by you. In lieu of offering you such participation, subject to applicable laws, the Company may pay you an additional compensation at a monthly rate of $200 (inclusive of all applicable income and other taxes) payable monthly along with each base salary payment.

Your employment with the Company shall be an at-will employment. Either the Company or you may terminate your employment with the Company, at any time and for any reason, upon 14 days prior written notice. The Company may, at its sole discretion, in lieu of continuing your employment during such notice period, terminate your employment effective any time during such notice period and pay you as severance payment a lump sum amount equal to the base salary that would have been entitled to from the effective date of such termination through the end of the notice period. Notwithstanding the foregoing, during the first two years of your employment, if the Company terminates your employment for reasons other than Cause, then the aforesaid 14-day period shall be a 90-day period.

In addition, the Company may terminate your employment for Cause without any prior notice. The term “Cause” as used herein shall mean any one or more of the following: (a) your conviction for any felony involving moral turpitude or affecting the Company or any affiliated company; (b) your embezzlement of funds of the Company or any affiliated company; (c) any breach of your fiduciary duties or duties of care towards the Company or any affiliated company (including without limitation any disclosure of confidential information of the Company or any affiliated company or any breach of a non-competition undertaking); or (d) any conduct in bad faith reasonably determined by the board of directors of the Company to be materially detrimental to the Company or, with respect to any affiliated company, reasonably determined by the board of directors of such affiliated company to be materially detrimental to either the Company or such affiliated company.

The employment offered to you hereby is conditioned on your returning a copy of this offer letter executed by you at the space provided below, along with an executed copy of the form attached as Exhibit A hereto containing your nondisclosure, developments assignment and non-compete covenants, no later than September 15 2018.

I welcome the opportunity to work with you and I look forward to a mutually beneficial relationship.

Sincerely

/s/ Daniel Schreiber
Daniel Shreiber
CEO

I hereby accept employment with Lemonade, Inc. under the terms of the foregoing letter.

/s/ Jorge Espinel

Jorge Espinel,
August 2018